Exhibit 4.9

EXECUTION VERSION

FIFTH SUPPLEMENTAL INDENTURE

dated as of December 3, 2013

between

STANLEY BLACK & DECKER, INC.,

Issuer

and

HSBC BANK USA, NATIONAL ASSOCIATION,

Trustee

to

INDENTURE

dated as of November 22, 2005

providing for the issuance of

$400,000,000

5.75% Fixed-to-Floating Rate Junior Subordinated Debentures due 2053

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01	Definition of Terms	1

Section 1.02	Interpretation	6

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.01	Designation and Principal Amount	7

Section 2.02	Maturity	7

Section 2.03	Form of Notes, Authentication Certificate	7

Section 2.04	Denominations	7

Section 2.05	Global Securities	7

Section 2.06	Interest Rate; Interest Payment Date; Interest Calculations; Payments on Business Days	7

Section 2.07	Paying Agent; Security Registrar; Transfer Agent; Calculation Agent	8

Section 2.08	Initial Authentication of Debentures	8

ARTICLE 3
DEFERRAL OF INTEREST; RESTRICTED PAYMENTS ON DEFERRAL

Section 3.01	Optional Interest Deferral	9

Section 3.02	Restricted Payments on Deferral	9

ARTICLE 4
REDEMPTION OF THE DEBENTURES

Section 4.01	Optional Redemption	11

Section 4.02	Tax Event Redemption	12

Section 4.03	Redemption Procedures	12

i

ARTICLE 5
SUBORDINATION

Section 5.01	Agreement to Subordinate	12

Section 5.02	Default on Senior Indebtedness	13

Section 5.03	Liquidation; Dissolution; Bankruptcy	13

Section 5.04	Subrogation	14

Section 5.05	Trustee to Effectuate Subordination	15

Section 5.06	Notice by the Company	15

Section 5.07	Rights of the Trustee; Holders of Senior Indebtedness	16

Section 5.08	Subordination May Not Be Impaired	16

Section 5.09	No Right to Rely on Other Covenants	17

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01	Events of Default	17

ARTICLE 7
U.S. SUCCESSOR CORPORATION

Section 7.01	U.S. Successor Corporation	18

ARTICLE 8
APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Applicability of Defeasance and Covenant Defeasance	18

ARTICLE 9
MISCELLANEOUS

Section 9.01	Ratification of Indenture	18

Section 9.02	Trustee Not Responsible for Recitals	18

Section 9.03	Governing Law	18

Section 9.04	Treatment of the Debentures as Debt	18

ii

Section 9.05	Separability	18

Section 9.06	Counterparts	19

Section 9.07	Amendments to Indenture	19

iii

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of December 3, 2013 (this “Supplemental Indenture”), is between Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (and any successor trustee, the “Trustee”) under the Indenture, dated as of November 22, 2005, between the Company and the Trustee (the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company’s unsecured junior subordinated debt securities, to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its junior subordinated debt securities under the Indenture to be known as its 5.75% Fixed-to-Floating Rate Junior Subordinated Debentures due 2053 (the “Debentures”), the form of the Debentures and the terms and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a legal, valid and binding instrument, in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the legal, valid and binding obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Debentures by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form of the Debentures and the terms and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Indenture and not otherwise defined in this Supplemental Indenture has the meaning set forth in the Indenture when used in this Supplemental Indenture,

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout, and

(c) all financial terms used in this Supplemental Indenture will be determined in accordance with GAAP as applied to and reflected in the Company’s consolidated financial statements as of the relevant dates or for the relevant periods, except as expressly provided in the definitions of the terms set forth herein.

In addition, the following terms have the following respective meanings:

“2.25% Junior Subordinated Notes” means the 2.25% Junior Subordinated Notes due 2018 issued by the Company pursuant to the Indenture, as supplemented by the Fourth Supplemental Indenture dated as of December 3, 2013, between the Company and the Trustee.

“4.25% Junior Subordinated Notes” means the 4.25% Junior Subordinated Notes due 2018 issued by the Company pursuant to the Indenture, as supplemented by the Second Supplemental Indenture dated as of November 5, 2010, between the Company and the Trustee.

“5.75% Junior Subordinated Debentures” means the 5.75% Junior Subordinated Debentures due 2052 issued by the Company pursuant to the Indenture, as supplemented by the Third Supplemental Indenture dated as of July 25, 2012, between the Company and the Trustee.

“Calculation Agent” means HSBC Bank USA, National Association pursuant to a calculation agent agreement to be entered into on or about December 3, 2013, or any other firm appointed by the Company, acting as calculation agent.

“Company” shall have the meaning set forth in the preamble of this Supplemental Indenture.

“Comparable Treasury Issue” means the U. S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to December 15, 2018 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity comparable to December 15, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Debentures” shall have the meaning set forth in the recitals of this Supplemental Indenture.

“Equity Unit Transaction” means an offering of units by the Company consisting of a debt security issued by the Company and a purchase contract or similar agreement with the Company providing for the issuance of the capital stock of the Company in which the holder of such purchase contract is obligated to purchase the capital stock of the Company on a forward basis and the obligation to pay the purchase price for such capital stock is secured by the proceeds derived from a remarketing of the debt security and is backstopped by the right to put the debt security to the Company for the purchase price, or any similar offering of units or similar transaction designed to secure equity credit from a Rating Agency.

“Fixed-Rate Interest Payment Date” shall have the meaning set forth in Section 2.06(b).

“Fixed-Rate Interest Period” means the period beginning on and including December 3, 2013 to, but excluding, the first Fixed-Rate Interest Payment Date, and each successive period beginning on and including a Fixed-Rate Interest Payment Date to, but excluding, the next Fixed-Rate Interest Payment Date, until December 15, 2018.

“Floating-Rate Interest Payment Date” shall have the meaning set forth in Section 2.06(c).

“Floating-Rate Interest Period” means the period beginning on and including December 15, 2018 to, but excluding, the next Floating-Rate Interest Payment Date, and each successive period beginning on and including a Floating-Rate Interest Payment Date to, but excluding, the next Floating-Rate Interest Payment Date.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles, as in effect on such date or for such period.

“Global Security” shall have the meaning set forth in Section 1.01 of the Indenture.

“Indenture” shall have the meaning set forth in the preamble of this Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company; provided that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Interest Payment Date” means a Fixed-Rate Interest Payment Date or a Floating-Rate Interest Payment Date, as the case may be.

“Interest Period” means a Fixed-Rate Interest Period or a Floating-Rate Interest Period, as the case may be.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Floating-Rate Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“New York Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

“Optional Deferral Period” shall have the meaning set forth in Section 3.01.

“Purchase Contract and Pledge Agreements” means (i) the Purchase Contract and Pledge Agreement, dated as of November 5, 2010, among the Company, The Bank of New York Mellon Trust Company, National Association, as purchase contract agent and attorney-in-fact for holders of the purchase contracts, and HSBC Bank USA, National Association, as collateral agent, custodial agent and securities intermediary, as amended from time to time and (ii) the Purchase Contract and Pledge Agreement, dated as of December 3, 2013, among the Company, The Bank of New York Mellon Trust Company, National Association, as purchase contract agent and attorney-in-fact for holders of the purchase contracts, and HSBC Bank USA, National Association, as collateral agent, custodial agent and securities intermediary, as amended from time to time.

“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC and any other primary U.S. Government securities dealer designated by the Company; provided that if any of the foregoing dealers shall cease to be a primary U.S. Government securities dealer in the U.S. (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on (a) the New York Business Day immediately preceding such Interest Payment Date so long as all of the Debentures are represented by one or more Global Securities, (b) the first day of the calendar month in which any Fixed-Rate Interest Payment Date falls (whether or not such day is a New York Business Day) if any of the Debentures are no longer represented by a Global Security, and (c) the first day of the calendar month in which any Floating-Rate Interest Payment Date falls (whether or not such day is a New York Business Day or a London Banking Day) if any of the Debentures are no longer represented by a Global Security.

“Reuters Page LIBOR01” means the display so designated on Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Company as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Senior Indebtedness” means all of the obligations of the Company, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following: (a) indebtedness for borrowed money, including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments; (b) obligations under synthetic leases, finance leases and capitalized leases; (c) obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for the account of the Company; (d) any obligations with respect to derivative contracts, including but not limited to commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates; and (e) all obligations of the types referred to in clauses (a), (b), (c) and (d) above of others which the Company has assumed, guaranteed or otherwise becomes liable for, under any agreement, unless, in the case of any particular indebtedness or obligation, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness or obligation is not superior in right of payment to or is equal in right of payment with the Debentures, as the case may be; provided that each of (i) the 5.75% Junior Subordinated Debentures, (ii) the 4.25% Junior Subordinated Notes until remarketed in accordance with their terms, (iii) the 2.25% Junior Subordinated Notes until remarketed in accordance with their terms, and (iv) trade obligations incurred by the Company in its ordinary course of business shall not be deemed to be Senior Indebtedness.

“Supplemental Indenture” shall have the meaning provided in the preamble hereto.

“Tax Event” means that the Company shall have received an opinion of a nationally recognized counsel experienced in U.S. federal income tax matters that, as a result of (a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the U.S. or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties, (b) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally-accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of its Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after November 25, 2013, and there is more than an insubstantial risk that interest payable by the Company on the Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for U.S. federal income tax purposes.

“Three-Month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period; provided that, for the first Floating-Rate Interest Period beginning on Saturday, December 15, 2018, if such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rate for deposits in U.S. dollars for a three-month period commencing on the second London Banking Day after the LIBOR Determination Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent after consultation with the Company, at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that floating-rate interest period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent after consultation with the Company, at approximately 11:00 a.m., New York City time, on the first day of that Floating-Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Floating-Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating-Rate Interest Period or, in the case of the interest period beginning on December 15, 2018, 0.24%. The establishment of Three-Month LIBOR for each Floating-Rate Interest Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” shall have the meaning set forth in the preamble of this Supplemental Indenture.

Section 1.02 Interpretation. Each definition in this Supplemental Indenture includes the singular and the plural, and references to the neuter gender include the masculine and feminine where appropriate. References to any statute mean such statute as amended at the time and include any successor legislation. The word “or” is not exclusive, and the words “herein,” “hereof” and “hereunder” refer to this Supplemental Indenture as a whole. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Supplemental Indenture. References to Articles and Sections mean the Articles and Sections of this Supplemental Indenture.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.01 Designation and Principal Amount. (a) There is hereby authorized under the Indenture a series of Debt Securities designated the “5.75% Fixed-to-Floating Rate Junior Subordinated Debentures due 2053.”

(b) The Company will initially issue $400,000,000 aggregate principal amount of the Debentures. The Company may from time to time, without notice to or consent of the Holders of the Debentures, issue additional Debentures of the same tenor, coupon and other terms as the outstanding Debentures, so that the additional Debentures and the then outstanding Debentures will form a single series with the same CUSIP number as the outstanding Debentures, provided that such additional Debentures are fungible for U.S. federal income tax purposes with the outstanding Debentures. Additional Debentures that are not fungible with the outstanding Debentures for U.S. federal income tax purposes may be issued under a different CUSIP.

Section 2.02 Maturity. Subject to earlier redemption under Article 4, the principal of the Debentures is payable on December 15, 2053.

Section 2.03 Form of Notes, Authentication Certificate. The Debentures and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form set forth in Exhibit A hereto, with such changes therein as the officers of the Company executing the Debentures (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof. Except as otherwise provided herein, the Debentures shall in all respects be subject to the terms, conditions and covenants of the Indenture as supplemented by this Supplemental Indenture, including the form of Debenture set forth as Exhibit A hereto (the terms of which are incorporated in and made a part of this Supplemental Indenture). The Debentures may be signed by the Company without a corporate seal. In the event of any inconsistency between the provisions of this Supplemental Indenture and the provisions of the Indenture, the provisions of this Supplemental Indenture shall be controlling with respect to the Debentures.

Section 2.04 Denominations. The Debentures shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.05 Global Securities. The Debentures will be issued as Global Securities under Section 2.11 of the Indenture.

Section 2.06 Interest Rate; Interest Payment Date; Interest Calculations; Payments on Business Days. (a) The Debentures will bear interest from and including December 3,

2013 to, but excluding, December 15, 2018 at the annual rate of 5.75%, subject to deferral in accordance with Article 3. Beginning on December 15, 2018, the Debentures will bear interest at an annual floating rate equal to Three-Month LIBOR plus 4.304%, subject to deferral in accordance with Article 3.

(b) Interest on the Debentures for any Fixed-Rate Interest Period will be payable semi-annually in arrears on June 15 and December 15, beginning June 15, 2014, or, if any of these days is not a New York Business Day, on the next New York Business Day (each such date, a “Fixed-Rate Interest Payment Date”), and no interest will accrue as a result of that postponement.

(c) Interest on the Debentures for any Floating-Rate Interest Period will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, beginning March 15, 2019, or, if any of these days is not a London Banking Day that is also a New York Business Day, on the next London Banking Day that is also a New York Business Day, except that, if such London Banking Day is in the next succeeding calendar month, interest will be payable on the immediately preceding London Banking Day that is also a New York Business Day (each such date, a “Floating-Rate Interest Payment Date”), and no interest will accrue or fail to accrue as a result of that postponement or earlier payment.

(d) The amount of interest payable on the Debentures for any Fixed-Rate Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable on the Debentures for any Floating-Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

Section 2.07 Paying Agent; Security Registrar; Transfer Agent; Calculation Agent. (a) HSBC Bank USA, National Association shall be the paying agent, securities registrar and transfer agent for the Debentures.

(b) HSBC Bank USA, National Association shall be the Calculation Agent for the Debentures. During the Floating-Rate Interest Period, the Calculation Agent, unless the Company shall otherwise determine and so notify the Calculation Agent in writing, shall calculate the amount of interest payable on the Debentures on each Floating-Rate Interest Payment Date. All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the Debentures during the Floating-Rate Interest Period, by the Calculation Agent, will (in the absence of willful default or manifest error) be binding on the Company, the Trustee and all holders of the Debentures, and no liability will (in the absence of willful default or gross negligence) attach to the Calculation Agent in connection with the exercise or non-exercise by the Calculation Agent of its powers, duties and discretion.

Section 2.08 Initial Authentication of Debentures. Debentures in the aggregate principal amount of $400,000,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures to or upon the written order of the Company pursuant to Section 2.04 of the Indenture, without any further action by the Company (other than as required by the Indenture).

ARTICLE 3

DEFERRAL OF INTEREST; RESTRICTED PAYMENTS ON DEFERRAL

Section 3.01 Optional Interest Deferral. (a) So long as there is no Event of Default, the Company may defer interest payments on the Debentures, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to five consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the Debentures. During an Optional Deferral Period, interest will continue to accrue on the Debentures, compounded semi-annually or quarterly, as applicable, and deferred interest payments will accrue additional interest at a rate equal to the then applicable interest rate, to the extent permitted by applicable law. No interest will be due and payable on the Debentures until the end of an Optional Deferral Period except upon a redemption of the Debentures during the deferral period. Prior to an Optional Deferral Period, the Company shall provide to the Trustee an Officers’ Certificate identifying the beginning of the Optional Deferral Period at least five Business Days before the first Interest Payment Date during the Optional Deferral Period.

(b) The Company may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid interest.

(c) Once all accrued and unpaid interest on the Debentures has been paid, the Company can again defer interest payments on the Debentures as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Debentures.

(d) If the Company defers interest for a period of five consecutive years from the commencement of an Optional Deferral Period, the Company will be required to pay all accrued and unpaid interest at the conclusion of the five-year period.

Section 3.02 Restricted Payments on Deferral. (a) During any Optional Deferral Period, the Company shall not, and shall cause its majority-owned Subsidiaries not to:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Company’s indebtedness that ranks equal in right of payment with, or junior in interest to, the Debentures;

(iii) make any payment under any purchase contract or similar agreement providing for the issuance by the Company of capital stock on a forward basis (including the Purchase Contract and Pledge Agreements); or

(iv) make any guarantee payments regarding any guarantee by the Company of indebtedness of any other party if the guarantee ranks equal in right of payment with, or junior in interest to, the Debentures.

(b) The restrictions set forth in Section 3.02(a) shall not apply to:

(i) payments on indebtedness issued in connection with an Equity Unit Transaction (including the 4.25% Junior Subordinated Notes and the 2.25% Junior Subordinated Notes) to the extent that the Company is not permitted to defer such payments or cannot settle any related purchase contracts or successfully remarket such indebtedness if the Company fails to make such payments; provided that to the extent that the Company is allowed to satisfy its obligations to make such payments through the issue of deferral or other similar pay-in-kind securities that rank equal in right of payment with, or junior to, the Debentures, the Company shall do so; provided further, that the Company shall be permitted to make any required payments on such deferral or similar pay-in-kind securities that rank equal in right of payment with, or junior to, the Debentures to the extent required pursuant to the terms thereof;

(ii) payments under any purchase contract or similar agreement providing for the issuance by the Company of capital stock on a forward basis (including the Purchase Contract and Pledge Agreements) to the extent that the Company is not permitted to defer such payments or cannot settle such purchase contracts or successfully remarket any related indebtedness (including the 4.25% Junior Subordinated Notes and the 2.25% Junior Subordinated Notes) if the Company fails to make such payments;

(iii) any dividend or other distribution on the capital stock of the Company in capital stock of the Company, or warrants, options or rights to acquire the capital stock of the Company, other than any indebtedness convertible into the Company’s capital stock;

(iv) any exchange, redemption or conversion of any class or series of the capital stock of the Company for or to any class or series of the capital stock of the Company;

(v) any exchange, redemption, repayment, repurchase or conversion of any of the Company’s indebtedness that ranks equal in right of payment with the Debentures for (i) any class or series of the capital stock of the Company, (ii) warrants, options or rights to acquire the capital stock of the Company, other than any convertible debt, or (iii) evidences of indebtedness or other obligations of the Company that rank equal in right of payment with, or junior to, the Debentures, including any such indebtedness convertible into the capital stock of the Company;

(vi) any exchange, redemption, repayment, repurchase or conversion of any of indebtedness of the Company that ranks junior in right of payment to the Debentures for (i) any class or series of the capital stock of the Company, (ii) warrants, options or rights to acquire the capital stock of the Company, other than any convertible debt, or (iii) evidences of indebtedness or other obligations of the Company that rank junior in right of payment to the Debentures, including any such indebtedness convertible into capital stock of the Company;

(vii) any purchase of, or payment in cash in lieu of, fractional interests in shares of the capital stock of the Company (i) issued by the Company in connection with a bona fide acquisition of a business or (ii) issued by the Company pursuant to the conversion or exchange provisions of the capital stock of the Company or securities of the Company convertible into or exchangeable for the capital stock of the Company;

(viii) repurchases, redemptions or other acquisitions of shares of the capital stock of the Company or capital stock rights contractually required by any employment contract, benefit plan or other similar arrangement with or for the benefit of the employees, officers, directors or consultants of the Company or those of Subsidiaries of the Company; and

(ix) any declaration of a dividend on the capital stock of the Company in connection with the implementation of a shareholders rights plan designed to protect the Company against unsolicited offers to acquire the capital stock of the Company, or the issuance of the capital stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto.

ARTICLE 4

REDEMPTION OF THE DEBENTURES

Section 4.01 Optional Redemption. Subject to the provisions of Article III of the Indenture, the Company shall have the right to redeem the Debentures for cash in whole or in part, at any time and from time to time:

(a) prior to December 15, 2018, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Debentures being redeemed, and

(ii) the sum of the present values of remaining scheduled payments of interest and principal thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, and assuming the Debentures mature on December 15, 2018, plus, in each case, all accrued and unpaid interest thereon to, but not including, the redemption date; and

(b) on or after December 15, 2018 at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus all accrued and unpaid interest thereon to, but not including, the redemption date.

Section 4.02 Tax Event Redemption. If a Tax Event has occurred prior to December 15, 2018, then the Company shall have the right to redeem the Debentures, in whole but not in part, for cash within 90 days following the occurrence of such Tax Event at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus all accrued and unpaid interest thereon to, but not including, the redemption date.

Section 4.03 Redemption Procedures. Any redemption pursuant to this Article 4 will be made upon not less than 30 days’ nor more than 60 days’ notice mailed to the registered holder of the Debentures. If the Trustee is engaged by the Company to send a redemption notice or to cause a redemption notice to be sent in the Company’s name and at the Company’s expense, the Company shall give the Trustee no less than 15 days’ (or such shorter period as agreed by the Trustee) written notice prior to the sending of a redemption notice. On and after the applicable redemption date for the Debentures, interest will cease to accrue on the Debentures or any portion thereof called for redemption, unless the Company defaults in the payment of the applicable redemption price. If the Debentures are to be redeemed in part, the Debentures will be redeemed by lot or by any other method utilized by the Trustee as the Trustee deems fair and appropriate, in each case in accordance with the procedures of the Depositary if at the time of redemption the Debentures are represented by Global Securities. The applicable redemption price, shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption, provided the Company shall deposit with a paying agent or the Trustee an amount sufficient to pay such redemption price, and accrued and unpaid interest on the Debentures, by 10:00 a.m., New York City time, on the date such redemption price is to be paid.

ARTICLE 5

SUBORDINATION

Section 5.01 Agreement to Subordinate. (a) The Company covenants and agrees, and each holder of Debentures issued hereunder by such holder’s acceptance thereof likewise covenants and agrees, that all Debentures shall be issued subject to the provisions of this Article 5; and each holder of a Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

No provision of this Article 5 shall prevent the occurrence of any default or Event of Default hereunder.

(b) The payment by the Company of the principal of, premium, if any, and interest on all Debentures issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Supplemental Indenture or thereafter incurred. The Debentures will rank equal in right of payment with the 5.75% Junior Subordinated Debentures, and the 4.25% Junior Subordinated Notes and the 2.25% Junior Subordinated Notes until the 4.25% Junior Subordinated Notes and the 2.25% Junior Subordinated Notes are remarketed in accordance with their terms, at which time the 4.25% Junior Subordinated Notes and the 2.25% Junior Subordinated Notes will become Senior Indebtedness.

Section 5.02 Default on Senior Indebtedness. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal of, or premium, if any, or interest on the Debentures.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by the preceding paragraph of this Section 5.02, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representatives or a trustee) notify the Trustee in writing within 90 days of such payment of the amounts then due and owing on the Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of Senior Indebtedness.

Section 5.03 Liquidation; Dissolution; Bankruptcy. Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company on account of the principal (and premium, if any) or interest on the Debentures; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Debentures or the Trustee would be entitled to receive from the Company, except for the provisions of this Article 5, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holders of the Debentures or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of Debentures or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the Holders of the Debentures before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Article 5, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 5 with respect to the Debentures to the payment of all Senior Indebtedness of the Company that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article X of the Indenture and in this Supplemental Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5.03 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article X of the Indenture and in this Supplemental Indenture. Nothing in Section 5.02 or in this Section 5.03 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

Section 5.04 Subrogation. Subject to the payment in full of all Senior Indebtedness of the Company, the rights of the holders of the Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Debentures shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the holders of the Debentures or the Trustee would be entitled except for the provisions of this Article 5, and no payment over pursuant to the provisions of this Article 5, to or for the benefit of the holders of such Senior Indebtedness by holders of the Debentures or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the holders of the Debentures be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article 5 are and are intended solely for the purposes of defining the relative rights of the holders of the Debentures, on the one hand, and the holders of such Senior Indebtedness on the other hand.

Nothing contained in this Article 5 or elsewhere in this Indenture or in the Debentures is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holders of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the Debentures the principal of (and premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Debentures and creditors of the Company, other than the holders of Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article 5 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article 5, the Trustee, subject to the provisions of Section 7.01 of the Indenture, and the Holders of the Debentures, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the holders of the Debentures, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amounts thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 5.

Section 5.05 Trustee to Effectuate Subordination. Each Holder of a Debenture by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 5 and appoints the Trustee such holder’s attorney-in-fact for any and all such purposes.

Section 5.06 Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article 5. Notwithstanding the provisions of this Article 5 or any other provision of the Indenture and this Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article 5 unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if a Responsible Officer of the Trustee shall not have received the notice provided for in this Section 5.06 at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Debenture), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to such date.

The Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article 5, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 5, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 5.07 Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 5 in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 5, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Section 7.01 of the Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to holders of Debentures, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article 5 or otherwise. Nothing in this Article 5 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

Section 5.08 Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article 5 or the obligations hereunder of the Holders of the Debentures to the holders of such Senior Indebtedness, do any one or more the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (c) release any Person liable in any manner for the collection of such Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company and any other Person.

Section 5.09 No Right to Rely on Other Covenants. The holders of Senior Indebtedness shall not have any rights under the Indenture to enforce any of the covenants contained in any of the other Articles of this Supplemental Indenture, including, without limitation, the covenants contained in Article 3 hereof.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01 Events of Default. (a) With respect to the Debentures, the Events of Default set forth in Section 6.01(a) of the Indenture shall not apply. Instead, “Event of Default” means with respect to the Debentures any one or more of the following events that has occurred and is continuing:

(i) the Company defaults in any payment of interest on any of the Debentures when the same becomes due and payable on an Interest Payment Date within 30 calendar days following the Interest Payment Date, or if interest has been deferred, following the end of the applicable Optional Deferral Period;

(ii) the Company defaults in the payment of the principal of (or premium, if any, on) any of the Debentures when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise;

(iii) the Company pursuant to or within the meaning of any Bankruptcy Law (1) commences a voluntary case, (2) consents to the entry of an order for relief against it in an involuntary case, (3) consents to the appointment of a Custodian of it or for all or substantially all of its property or (4) makes a general assignment for the benefit of its creditors; or

(iv) a court of competent jurisdiction enters an order under any Bankruptcy Law that (1) is for relief against the Company in an involuntary case, (2) appoints a Custodian of the Company for all or substantially all of its property, or (3) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 90 days.

(b) If an Event of Default described in clause (i), (ii), (iii) or (iv) of Section 6.01(a) of this Article with respect to the Debentures occurs and is continuing, the Holders of the Debentures shall be entitled to the remedies in Article VI of the Indenture.

ARTICLE 7

U.S. SUCCESSOR CORPORATION

Section 7.01 U.S. Successor Corporation. In addition to the requirements of Section 10.01 of the Indenture, any successor or transferee entity under Section 10.01 of the Indenture shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

ARTICLE 8

APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Applicability of Defeasance and Covenant Defeasance. The Debentures will be subject to defeasance and discharge pursuant to Sections 11.02 and 11.03 of the Indenture in accordance with the provisions of Article XI of the Indenture.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 9.03 Governing Law. This Supplemental Indenture and each Debenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, except to the extent the Trust Indenture Act shall be applicable.

Section 9.04 Treatment of the Debentures as Debt. The Company agrees, and each holder of the Debentures will be deemed to have agreed, to treat the Debentures as indebtedness of the Company for all U.S. federal, state and local tax purposes.

Section 9.05 Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by the law, such invalidity, illegality or unenforceability shall not affect any other provisions of this

Supplemental Indenture or of the Debentures, but this Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.06 Counterparts. (a) This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(b) The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 9.07 Amendments to Indenture. For purposes of the Debentures, the Indenture is hereby amended as follows:

(a)	The following language is added to the end of Section 2.08 of the Indenture:

“All Debt Securities delivered by the Company to the Trustee hereunder shall be accompanied by an Officers’ Certificate instructing the Trustee to cancel such Debt Securities and detailing the Debt Securities redeemed, converted or purchased by the Company.”

(b)	The following language is added to the end of Section 5.03 of the Indenture:

“(d) The Company shall promptly notify the Trustee in writing of any late payments of principal or interest made to Holders.

(e) So long as any of the Debt Securities remain outstanding, the Company will on an annual basis and otherwise forthwith on request by the Trustee, deliver to the Trustee a certificate signed by two officers of the Issuer stating that no Event of Default or Default has occurred (or, if such is not the case, specifying the particulars of any Event of Default or Default).”

(c)	The following language is added to the end of Section 7.02 of the Indenture:

“(l) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee’s powers shall be additional to any powers under applicable law or as Holder of any of the Notes.

(n) The Trustee shall have the right to participate in the defense of any claim against it, even if its defense is assumed by an indemnifying party.

(o) Any advice, opinion or information upon which the Trustee is entitled to rely may be sent or obtained by letter, email, electronic communication or fax and the Trustee shall not be liable for acting in good faith on any such advice, opinion or information purporting to be conveyed by such means even if it contains an error or is not authentic; provided that the Trustee shall be liable for acting on any such advice, opinion or information where such reliance constitutes willful misconduct or gross negligence.

(p) The Trustee shall have no obligation to ascertain whether any Event of Default or Default has occurred.

(q) The Trustee shall not be precluded from entering into other transactions with the parties to this Indenture that are unrelated to the transactions contemplated hereby.

(r) The Trustee shall have the ability to request and rely upon certificates and/or other information provided by the Depositary.

(s) Following a Default or an Event of Default, the Trustee shall have the right to notify all agents appointed under this Indenture that such agents are to act as the agent of the Trustee and the liability of the Trustee to such agents shall be limited to the amount held by the Trustee in trust under this Indenture.

(t) The Trustee shall not incur any liability arising from the Company’s or any other person’s breach of its obligations under this Indenture.

(u) Holders shall not have the right to compel disclosure of information made available to the Trustee in connection with this Indenture, unless required by applicable law or by the express terms hereof.

(v) The Trustee shall not be under any obligation to monitor or supervise any other party to this Indenture.

(w) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruption, loss or malfunctioning of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(x) The Trustee shall not incur any liability for its own action or inaction other than where the Trustee has acted with negligence or willful misconduct.

(y) The Trustee shall have no obligation or responsibility to post data or documents in connection with the Debentures, to be delivered to a rating agency or otherwise, on its website.

(z) Where an Opinion of Counsel is required to be furnished pursuant to this Indenture, such Opinion of Counsel shall be in form and substance reasonably satisfactory to and addressed to the Trustee.”

(d) In Section 7.05 of the Indenture, the words “, nor need the Trustee manage such moneys” shall be inserted after the words “except to the extent required by law.”

(e) In Section 7.06 of the Indenture, the words “bad faith” shall be replaced with “willful misconduct” in each instance that they appear.

(f) In Section 7.06(a) of the Indenture, the following language shall be inserted immediately prior to the sentence that begins, “The Company also covenants…”

“The Company shall be responsible for all stamp, issue, registration, documentary or other similar taxes and duties payable in respect of the issuance of the Notes or the acceleration of the Notes or the enforcement of the Indenture by the Trustee and shall indemnify the Trustee against any such taxes paid by it in connection with any action taken to enforce the Company’s obligations.”

(g) In Section 13.04, the words “in English” shall be inserted after the words “may be given or served,” the words “facsimile to a number provided in writing to the parties hereto or” shall be inserted after the words “may be given or served by” and the words “in English and by letter or facsimile” shall be inserted after the words “given or made in writing.”

(h) The following language is added to the end of Article XIII of the Indenture:

“SECTION 13.14. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE DEBT SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN AND IN SUCH STATE IN CONNECTION WITH ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR ANY ACTION TAKEN OR OMITTED HEREUNDER, AND WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY CLAIM OF FORUM NON CONVENIENS AND ANY OBJECTIONS AS TO LAYING OF VENUE.”

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgements and as of the day and year first above written.

STANLEY BLACK & DECKER, INC.

By:	/s/ Craig A. Douglas
	Name:	Craig A. Douglas
	Title:	Vice President & Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION, Not in Its Individual Capacity But Solely as Trustee

By:	/s/ Elena Zheng
	Name:	Elena Zheng
	Title:	Assistant Vice President

EXHIBIT A

(FORM OF FACE OF DEBENTURE)

[If the Debenture is to be a Global Security, insert: THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

1

STANLEY BLACK & DECKER, INC.

5.75% FIXED-TO-FLOATING RATE

JUNIOR SUBORDINATED DEBENTURE DUE 2053

No.	$

CUSIP No. 854502 AF8

STANLEY BLACK & DECKER, INC., a Connecticut corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to         or registered assigns, the principal sum [of         Dollars ($        )]1 [as set forth in the Schedule of Increases or Decreases in Debenture attached hereto, which amount shall not exceed $[        ]],2 on December 15, 2053 and to pay interest thereon from [December 3, 2013]3 or the most recent Interest Payment Date to which interest has been paid or duly provided for.

The Debentures will bear interest from and including December 3, 2013 to, but excluding, December 15, 2018 at the annual rate of 5.75%, payable semi-annually in arrears on June 15 and December 15, beginning June 15, 2014, or if any of these days is not a New York Business Day, on the next New York Business Day (each such date, a “Fixed-Rate Interest Payment Date”), and no interest will accrue as a result of that postponement. A “Fixed-Rate Interest Period” means the period beginning December 3, 2013 to, but excluding, the first Fixed-Rate Interest Payment Date, and each successive period from, and including, a Fixed-Rate Interest Payment Date to, but excluding, the next Fixed-Rate Interest Payment Date.

Beginning on, and including, December 15, 2018, the Debentures will bear interest at an annual rate equal to Three Month LIBOR plus 4.304%, payable quarterly in arrears on March 15, June 15, September 15 and December 15, beginning March 15, 2019, or if any of these days is not a London Banking Day that is also a New York Business Day, on the next London Banking Day that is also a New York Business Day, except that, if such London Banking Day is in the next succeeding calendar month, interest will be payable on the immediately preceding London Banking Day that is also a New York Business Day (each such date a “Floating-Rate Interest Payment Date” and together with each Fixed-Rate Interest Payment Date, an “Interest Payment Date”), and no interest will accrue or fail to accrue as a result of that postponement or earlier payment. A “Floating-Rate Interest Period” means the period beginning December 15, 2018 to, but excluding, the first Floating-Rate Interest Payment Date, and each successive period from, and including, a Floating-Rate Interest Payment Date to, but excluding, the next Floating-Rate Interest Payment Date.

The amount of interest payable on the Debentures for any Fixed-Rate Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable on the Debentures for any Floating-Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

[1]	Include in certificated Debentures.
[2]	Include in Global Security.
[3]	Initial interest accrual date may be adjusted in connection with the issuance of additional Debentures.

2

Interest on the Debentures shall be paid to the Persons in whose names the Debentures are registered on the close of business (i) on the Business Day immediately preceding each Interest Payment Date so long as all of the Debentures are represented by one or more Global Securities; (ii) on the June 1 and December 1 immediately preceding each Fixed-Rate Interest Payment Date if any of the Debentures are no longer represented by a Global Security; or (iii) on the March 1, June 1, September 1 or December 1 immediately preceding each Floating-Rate Interest Payment Date if any of the Debentures are no longer represented by a Global Security.

So long as no Event of Default has occurred, the Company shall have the right to defer payment of interest on the Debentures as set forth in the Indenture. To the extent permitted by applicable law, deferred interest on the Debentures shall bear interest, compounded semi-annually or quarterly, as applicable, at a rate equal to the then-applicable interest rate, and shall be payable in the manner and at the times specified in the Indenture.

The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to the provisions of the Indenture with respect thereto.

The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

3

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:

STANLEY BLACK & DECKER, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

4

(FORM OF CERTIFICATE OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

This is one of the Debentures referred to in the within-mentioned Indenture.

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee

By:
Authorized Signatory

Dated:

5

STANLEY BLACK & DECKER, INC.

5.75% FIXED-TO-FLOATING RATE

JUNIOR SUBORDINATED DEBENTURE DUE 2053

(FORM OF REVERSE OF DEBENTURE)

This is one of a duly authorized series of Debt Securities of the Company (herein sometimes referred to as the “Debentures”), all issued or to be issued under and pursuant to an Indenture dated as of November 22, 2005 (the “Base Indenture”), duly executed and delivered between the Company and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture thereto, dated as of December 3, 2013, between the Company and the Trustee (the “Supplemental Indenture,” and the Indenture, as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. This Debenture is one of the series designated on the face hereof.

All terms used in this Debenture that are defined in the Supplemental Indenture shall have the meaning assigned to them in the Supplemental Indenture. Any term used in this Debenture defined in the Base Indenture and not otherwise defined in the Supplemental Indenture shall have the meaning set forth in the Base Indenture.

The Company may redeem this Debenture at its option at any time in whole, or in part, at the redemption prices set forth in the Indenture.

The Company may redeem all outstanding Debentures at its option in whole, but not in part, before December 15, 2018 at the redemption prices set forth in the Indenture if a Tax Event occurs.

In case an Event of Default, as defined in the Supplemental Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the entry into one or more supplemental indentures for purposes of amending or modifying the rights and obligations of the Company and the rights of the Securityholders under the Indenture or the Supplemental Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Debt Securities at the time outstanding of all series affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Debentures at the time Outstanding, on behalf of the Holders of all Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and the consequences thereof. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

6

No service charge shall be made for any registration of transfer or exchange of the Debentures, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

THIS DEBENTURE SHALL BE GOVERNED BY AND DEEMED TO BE A CONTRACT UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

7

STANLEY BLACK & DECKER, INC.

5.75% FIXED-TO-FLOATING RATE

JUNIOR SUBORDINATED DEBENTURE DUE 2053

No.	$

CUSIP No. 854502 AF8

SCHEDULE OF INCREASES OR DECREASES IN DEBENTURE4

The initial principal amount of this Debenture is $[        ]. The following increases or decreases in a part of this Debenture have been made:

Date	Amount of decrease in principal amount of this Debenture	Amount of increase in principal amount of this Debenture	Principal amount of this Debenture following such decrease (or increase)	Signature of authorized signatory of Trustee

[4]	Insert in Global Security

Schedule - 1